Item 16.1

August 31, 2015

Securities and Exchange Commisison

100 F. Street, N.E.

Washington, D.C. 20549-6561

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated August 31, 2015, of InnSuites Hospitality Trust and are in agreement with the statement contained therein, except for the statement regarding the board approving the appointment of another independent registered public accounting firm in paragraph (a) and all of paragraph (b), for which we have no basis to agree or disagree with the statements of the registrant contained therein.

Respectfully,

Semple, Marchal & Cooper, LLP